EXHIBIT 99.1

GelTech Solutions, Inc. Signs $5 Million Purchase Agreement
with Lincoln Park Capital Fund, LLC

September 7, 2010 – GelTech Solutions Inc, (OTC Bulletin Board: GLTC), creators of FireIce, a revolutionary water enhancing fire suppressant that has the potential to change current firefighting techniques globally, announced today that it has signed a purchase agreement for up to $5 million with Lincoln Park Capital Fund LLC (“Lincoln”), a Chicago-based institutional investor.

“We are pleased to have signed this funding agreement with Lincoln, a forward-thinking institutional investor which provides future flexibility,” said Michael Cordani, CEO of GelTech.  “We are under no obligation to utilize the facility but plan to use any proceeds from this agreement for working capital to support current operations and for other general corporate purposes.”

Upon signing the purchase agreement, Lincoln invested $200,000 in GelTech as an initial purchase under the agreement at $1.00 per share together with warrants to purchase an equivalent number of shares at an exercise price of $1.25 per share.  GelTech also has the right under the agreement at its discretion to sell to Lincoln up to an additional $4.8 million of its common stock from time to time over a 30-month period.  GelTech will have the right, but no obligation, to sell stock to Lincoln in amounts up to $500,000 depending on certain conditions as set forth in the purchase agreement.

There are no upper limits to the price Lincoln may pay to purchase GelTech common stock, and the purchase price of the shares related to the $4.8 million of future funding cannot be less than $1.00 per share.  GelTech will control the timing and amount of any sales of shares to Lincoln.  The purchase agreement may be terminated by GelTech at any time, at its sole discretion, without any cost or penalty.

A more detailed description of the purchase agreement is set forth in the Company’s Current Report on Form 8-K filed with the SEC.

About Lincoln Park Capital

Lincoln is an institutional investor headquartered in Chicago, Illinois. Lincoln’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. Lincoln’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

About GelTech Solutions, Inc.

GelTech Solutions creates innovative, Earth-friendly, cost-effective products that help industry, agriculture, and the general public accomplish environmental and safety goals, such as water conservation and the protection of lives, homes, and property from fires.  FireIce® is a patent pending fire suppressant used for direct attack of fires as well as a medium term retardant for structure protection.  FireIce can be used in all types of apparatus; fire extinguishers, pumper trucks, aerial units for wildfires and home defense units for personal home protection.  For more information on GelTech, please visit GelTech at http://www.GelTechSolutions.com

For more information on FireIce, please visit:

www.fireice.com

Join our growing fan base at:

www.facebook.com/FireIce911

Contact:

Ross DiMaggio
DRC Partners, LLC
(609) 718-0777